Pricing Sheet dated August 26, 2010 relating to

Offering Summary and Preliminary Pricing Supplement dated July 30, 2010

Medium-Term Notes, Series D

No. 2010-MTNDD589

Registration Statement Nos. 333-157386 and 333-157386-01

Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in Commodities

2,973 LASERSSM Based on the Price of Gold due August 29, 2012

LeAding StockmarkEt Return Securities

F I N A L T E R M S – A U G U S T 2 6, 2 0 1 0
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the LASERSSM are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, you may receive a payment at maturity with a value less than the amount you initially invest.
Aggregate principal amount:	$2,973,000
Stated principal amount:	$1,000 per LASERSSM
Issue price:	$1,000 per LASERSSM (see “Underwriting fee and issue price” below)
Pricing date:	August 26, 2010
Original issue date:	August 31, 2010
Valuation date:	August 22, 2012, subject to adjustment for non-business days and certain market disruption events
Maturity date:	August 29, 2012
Underlying commodity:	Price of gold
Payment at maturity:	The payment at maturity per $1,000 LASERSSM will equal: $1,000 + gold return amount, which may be positive, zero or negative
Gold return amount:

If the value of the underlying commodity is greater than 80% of the initial price, the gold return amount will equal:

•  $1,000 × (the greater of (x) the gold percent change and (y) the fixed percentage) provided that the maximum total return on your investment in the LASERSSM will be limited to 28%

If the value of the underlying commodity is less than or equal to 80% of the initial price, the gold return amount will equal:

•  $1,000 × the gold percent change

The gold return amount could be less than or equal to the stated principal amount of $1,000 and could be zero.

There is no minimum payment at maturity on the LASERSSM. In no event will the payment at maturity be greater than the maximum payment at maturity per LASERSSM.

Downside threshold price:	$989.60 (80% of the initial price)
Fixed percentage:	15% (7.50% per annum on a simple interest basis).
Maximum payment at maturity:	$1,280 (128% of the stated principal amount)
Gold percent change:	(final price – initial price) / initial price
Initial price:	$1,237
Final price:	The closing price of gold on the valuation date.
Closing price:	The London PM Fix of a troy ounce of gold on any business day, as reported on Reuters page “GOFO,” Bloomberg Screen “GOLDLNPM <INDEX>,” or any successor page.
CUSIP:	17308CPV2
ISIN:	US17308CPV27
Listing:	The LASERSSM will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the Issuer. See “Supplemental information regarding plan of distribution; conflicts of interest on page 8 of the related offering summary.”

Underwriting fee and issue price:	Price to Public(1)	Underwriting Fee(1)(2)	Proceeds to Issuer
Per LASERSSM	$1,000.00	$22.50	$977.50
Total	$2,973,000.00	$66,892.50	$2,906,107.50

(1) The actual price to public and underwriting fee for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of LASERSSM purchased by that investor. The lowest price payable by an investor is $992.50 per LASERSSM. See “Syndicate Information” on page 8 of the related offering summary for further details.

(2) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the underwriter), and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., a fixed selling concession of $22.50 for each LASERSSM they sell, while selected dealers not affiliated with Citigroup Global Markets will receive a selling concession of up to $22.50 for each LASERSSM they sell. Certain other broker-dealers affiliated with Citigroup Global Markets, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a concession, and Financial Advisors employed by Citigroup Global Markets will receive a fixed sales commission, of $22.50 for each LASERSSM they sell. See “Fees and selling concessions” on page 8 of the related offering summary. This selling concession may be reduced for volume purchase discounts depending on the aggregate amount of LASERSSM purchased by an investor. See “Syndicate Information” on page 8 of the related offering summary.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE OFFERING SUMMARY DESCRIBING THE OFFERING, THE RELATED PRICING SUPPLEMENT, PROSPECTUS SUPPLEMENT AND PROSPECTUS.

Offering Summary filed on July 30, 2010:

http://www.sec.gov/Archives/edgar/data/831001/000119312510173605/dfwp.htm

Preliminary Pricing Supplement filed on July 30, 2010:

http://www.sec.gov/Archives/edgar/data/831001/000119312510173342/d424b2.htm

Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

THE LASERSSM ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and related prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and related prospectus supplement in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and related prospectus supplement by calling toll-free 1-877-858-5407.